EXHIBIT 21.1

SOUTHCROSS ENERGY PARTNERS, L.P.

LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization
Southcross Operating, LLC	Delaware
Southcross Energy GP LLC	Delaware
Southcross Energy LP LLC	Delaware
Southcross CCNG Gathering Ltd.	Texas
Southcross CCNG Transmission Ltd.	Texas
Southcross Gulf Coast Transmission Ltd.	Texas
Southcross Mississippi Pipeline, L.P.	Delaware
Southcross Mississippi Industrial Gas Sales, L.P.	Delaware
Southcross Alabama Gathering System, L.P.	Delaware
Southcross Midstream Services, L.P.	Delaware
Southcross Marketing Company Ltd.	Texas
Southcross NGL Pipeline Ltd.	Texas
Southcross Gathering Ltd.	Texas
Southcross Mississippi Gathering, L.P.	Delaware
Southcross Delta Pipeline LLC	Delaware
Southcross Alabama Pipeline LLC	Delaware
Southcross Processing LLC	Delaware